Exhibit 10.35

August 21, 2017

James O'Neill

Dear Jim:

We are pleased to confirm our offer of employment with Houghton Mifflin Harcourt Publishing Company (the "Company" or "HMH"). You will work as an Executive Vice President, General Manager - Core Curriculum of the Company, reporting to the Chief Executive Officer ("CEO"), working out of the Company's Boston office. This offer letter summarizes the compensation and benefits we are offering and contains important information regarding employment with the Company subject, however, to the successful completion of professional reference checks and a background investigation.

Your employment will begin on October 1, 2017 or on another date to which we mutually agree, which shall not be later than November 1, 2017. You will be compensated with a salary at the rate of $450,000 per annum, subject to applicable payroll taxes and withholdings. Currently, paydays are every other Friday.

Subject to and upon the terms and conditions of the attached Bonus Agreement (including signing and returning such agreement), you will be granted a signing bonus in the amount of $125,000 payable in two equal installments of $62,500 each as follows and subject to applicable payroll taxes and withholdings: first installment due 30 days after your start date; second installment due 30 days after you have relocated to Boston.

You will be eligible to participate in the bonus plan applicable to executive level employees of the Company ("Executive Leadership Team"). Your target bonus under such bonus plan will be 75% of your base salary paid during the relevant plan year. The bonus plans, and payment under such plans, are operated at the discretion of the Plan Administrators and are subject to change from year to year. Provided you commence employment prior to October 1, 2017, you will be eligible to participate in the Houghton Mifflin Harcourt Company ("Parent") 2017 Bonus Plan - US on a pro-rated basis based on your start date. If you commence employment on or after October 1, you will be eligible to participate in the bonus plan beginning in 2018.

Additionally, you will receive an equity award under the terms of Parent's 2015 Omnibus Incentive Plan (the "Equity Plan") of restricted stock units ("New Hire RSUs") with respect to that number of shares of Parent common stock having a fair market value equal to $250,000 on the grant date. The New Hire

RSUs will vest in equal installments on each of the first three anniversaries of the date of the grant, subject to your continued employment with the Company. The specific vesting schedule and other terms of the New Hire RSUs will be set forth in Parent's then current form of award agreement and will be subject to the terms and conditions of such agreement and the Equity Plan. In accordance with Parent's Equity Grant Policy, the grant date for the New Hire RSUs will be the business day that is three business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.

You will also be granted an option ("New Hire Option") to purchase shares of Parent common stock under the terms of the Equity Plan having a Black-Scholes value on the date of grant of $750,000 at a strike price per share equal to the fair market value of a share of Parent common stock on the date of grant as determined under the terms of the Equity Plan. The New Hire Option will vest in equal installments on each of the first four anniversaries of the date of grant, subject to your continued employment with the Company. The specific vesting schedule and other terms of the New Hire Option will be set forth in Parent's then current form of award agreement and will be subject to the terms and conditions of such agreement and the Equity Plan. The Black-Scholes model utilized by Parent in calculating the value on the date of grant is subject to assumptions determined by Parent in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. In accordance with Parent's Equity Grant Policy, the grant date for the New Hire Option will be the business day that is three business days following the date on which Parent first releases quarterly earnings information following both your first day of employment and the approval of the award.

You will also be eligible for future long-term incentive awards under Parent's annual long-term incentive program ("LTIP") applicable to the Executive Leadership Team, subject to the discretion and approval of the Compensation Committee of Parent's Board of Directors ("Compensation Committee") and the terms and conditions of such program, if any, as it may exist from time to time. Subject to Compensation Committee approval, and the existing LTIP framework continuing in its current form into 2018, the Company anticipates that your 2018 LTIP award would have an aggregate fair market value of approximately $750,000 on the date of grant. Any such award would be subject to the terms and conditions of such program. The Company's LTlPs, and awards under such programs, are operated at the discretion of the plan administrators and are subject to change from year to year. If the existing framework changes for 2018, your award would change at a level commensurate with other Executive Leadership Team awards.

You will be eligible to participate in the HMH Holdings (Delaware), Inc. Change in Control Severance Plan at the Level of a Tier Il Employee (as defined in such plan) and in the Company's ELT Severance Plan at the level of a Tier I Employee (as defined in such plan) in accordance with the terms and conditions of such plans. Copies of these plans are enclosed for your reference.

This is a Boston, Massachusetts based position and requires you to relocate to Boston within six months of your start date and to consistently work full-time from the Boston office (except for business-related travel). Enclosed is a relocation package describing the relocation benefits for which you will be eligible, as modified by this paragraph. Prior to your relocation (but for no longer than six months from the date you commence employment) the Company will provide you with one bedroom executive housing in Boston. Additionally, in lieu of the Return Trips described in the relocation package, the Company will allow you up to a maximum of $13,000 to be used for your return travel or for your family's travel to Boston, at your discretion (although still subject to the Reimbursement Process and other terms and conditions of the relocation package). Your receipt of relocation benefits is contingent on your signing and returning the Relocation Repayment Agreement form included in the package.

You will be eligible for up to 20 vacation days annually, which will be pro-rated in 2017 based on your start date. Vacation time is accrued on a monthly basis. For a calculation of the exact amount of vacation time for which you are eligible this year, please refer to the HMH Employee Guide or contact your HR Business Partner. In addition, you may be eligible for paid Company holidays and occasional absence days as described in the Employee Guide.

You will be eligible to participate in the Company's employee benefit programs. If you choose to enroll, unless otherwise described in the terms of any employee benefit plan, benefits coverage will commence on the first day of the month, following 30 days from your start date. In order to participate in any of the Company's employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment.

Your employment with the Company will be "At-Will," meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice. Nothing in this letter should be interpreted as creating an employment contract between you and the Company.

I have enclosed two documents that you must complete in connection with your employment: Confidentiality and Intellectual Property Agreement and a Non-Competition and Non-Solicitation Agreement. Please return signed copies of these agreements to me no later than your first day of employment.

Please bring proper identification to Human Resources on your first day. You will be receiving a separate email with instructions on how to initiate the electronic 1-9 work authorization process. Your work authorization documentation will need to be reviewed within three days of your start date. Your HR Representative wili review these documents with you and complete the process.

By accepting this offer of employment, you agree that during your employment with the Company, you will abide by all Company policies and standards of conduct. Any violation of the Company's policies or standards of conduct may be grounds for immediate termination from employment.

We agree that there is nothing in any documents you have provided to us that would prevent you from entering employment with or performing your job responsibilities for the Company, or which is any way inconsistent with the terms of this letter. You also represent and acknowledge that you will not provide any confidential information of your current employer or any other third party to HMH or any of its representatives.

This letter sets forth the terms of your employment with the Company and supersedes any prior oral or written communications. To accept this offer of employment, please sign and return a copy of this letter to me by August 23, 2017. Your signature below indicates that you understand and agree to the terms set forth in this letter. If you do not return this letter to us by August 23 this offer will expire. Please scan and e-mail this offer letter, with your signature, to my attention at marianne.ch@hmhco.com. Handwritten changes to this letter are not valid unless authorized and signed by me. If you have any questions, please call me directly at 617-351-3357.

We are very enthusiastic about you joining Houghton Mifflin Harcourt Publishing Company. We look forward to working with you and hope that our relationship proves to be a mutually rewarding one

Cordially,

Marianne Congdon-Hohman

Interim SVP, Human Resources

Agreed to and accepted:

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